Exhibit 99.1

Milacron Narrows Loss in Third Quarter

Sales and Orders Stabilized; Balance Sheet Strengthened

CINCINNATI, OHIO, November 7, 2002…Milacron Inc. (NYSE: MZ) today announced that its loss from continuing operations - plastics technologies and industrial fluids - narrowed to $3.4 million before restructuring charges in the third quarter, down from $7.3 million in the third quarter a year ago and from $5.9 million in the second quarter this year on relatively steady sales and orders. During the third quarter, the company also reduced its debt net of cash by more than $300 million.

Third Quarter Net Earnings
Milacron had third quarter net earnings of $14.5 million, or $0.43 per share, which included an after-tax gain of $29.4 million, or $0.88 per share, on the sale of its Valenite insert cutting tool subsidiary. This compared to a net loss of $18.4 million, or $0.55 per share, in the third quarter of 2001.

Third Quarter Results From Continuing Operations
New orders from continuing operations - plastics technologies and industrial fluids - in the third quarter were $179 million, essentially flat after currency translation effects with $175 million a year ago. Sales were $173 million versus $176 million in 2001. The loss from continuing operations before restructuring charges was $3.4 million, or $0.11 per share, in the third quarter of 2002, compared to a loss of $7.3 million, or $0.22 per share, in the third quarter a year ago.

After-tax restructuring charges for continuing operations were $1.1 million, or $0.03 per share, in the third quarter of 2002, compared to $3.2 million, or $0.09 per share, in the year-ago quarter. In accordance with newly adopted accounting rules, amortization of goodwill is excluded from earnings in 2002 but had the effect of reducing third-quarter 2001 earnings from continuing operations by $1.9 million, or $.06 per share, after tax.

"We had a number of significant accomplishments in the third quarter," said Ronald D. Brown, chairman and chief executive officer. "We completed two major divestitures and used the cash proceeds to reduce our debt and strengthen our balance sheet. Positive effects from our recent restructuring actions were reflected in improved operating results. And, through intensified focus on Lean and working capital management, we continued to achieve positive free cash flow in a difficult environment," he said.

Manufacturing margins in the third quarter of 2002 were 18.2%, a substantial improvement from year-ago levels. Operating cash flow or EBITDA (earnings before interest, taxes, depreciation and amortization) before restructuring costs also improved significantly to $5.5 million from a negative $0.1 million in the third quarter last year. For the first three quarters of 2002, EBITDA before restructuring costs totaled $14.9 million, while net cash provided by operations including cash restructuring costs exceeded $22 million.

Proceeds from divestitures and cash generated from operations were used to reduce Milacron's total debt net of cash to $182 million from $488 million at the beginning of the quarter. The company ended the quarter with $114 million in cash and only $42 million of debt borrowed under its $110-million revolving credit facility.

Segment Results
Plastics Technologies - New orders in the quarter of $154 million were flat with $151 million a year ago after adjusting for currency translation. Sales of $149 million were down $3 million from the reported third quarter of 2001 and down $8 million after adjusting for currency translation. Shipments of injection molding machines and related parts and services held steady while there were declines in blow molding machines, and mold bases primarily in Europe. Helped by restructuring measures implemented over the past year, profitability improved considerably. On a pre-tax operating basis before restructuring charges, the segment earned $0.6 million compared to a loss of $9.5 million in the year-ago quarter.

Industrial Fluids - New orders and sales of $25 million were flat with those of the third quarter a year ago after adjusting for currency translation. Pre-tax operating earnings were $3.4 million. This compared to $5.5 million in the third quarter of 2001, which, however, included favorable metalworking group adjustments. Excluding these adjustments, operating earnings in the third quarter of 2002 were slightly higher than the year-ago levels.

Discontinued Operations
In August, Milacron sold its North American metalcutting insert tool business, Valenite, to Sandvik for $175 million and its European and Indian metalcutting tool businesses, Widia and Werkö, to Kennametal Inc. for €188 million. Both sale prices remain subject to post-closing adjustments and related transaction costs. Milacron's round tool and grinding wheel operations have also been classified as "discontinued," reflecting the company's intention to find strategic solutions for those businesses in the near future. In the third quarter, the round tool and grinding wheel businesses had after-tax operating losses of $2.9 million, or $0.09 per share, on $18 million in sales. Combined after-tax losses in the quarter from all discontinued operations - Valenite, Widia, Werkö, round tools and grinding wheels - were $10.4 million, or $0.31 per share, on sales of $70 million.

Pension Plan Assets
Financial market declines have reduced the asset value of Milacron's primary U.S. defined benefit plan and will likely result in a non-cash charge to equity in the fourth quarter, which, if measured as of September 30, would be approximately $90 million after tax. The charge will have no effect on 2002 net income. Given the plan's lower asset value, Milacron expects little or no pension income in 2003, compared to approximately $9 million in 2002. At the plan's current funding level, the company will not be required to make any cash contribution before 2004, and, based on current projections, the 2004 contribution required would be less than $10 million.

Estimated Charge for Goodwill Impairment
As previously announced, in accordance with Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," Milacron will take a charge for goodwill impairment in 2002. The charge is now estimated between $200 million and $210 million before tax, or $155 million to $165 million after tax. The company intends to announce the specific charge, which is retroactive to the beginning of 2002, when it releases fourth quarter results in early 2003.

First incorporated in 1884, Milacron is a leading global supplier of plastics-processing technologies and industrial fluids, with major manufacturing facilities in North America, Europe and Asia. For further information, visit www.milacron.com or call the toll-free investor line: 800-909-MILA (800-909-6452).

Milacron Inc. and Subsidiaries

Third Quarter 2002

	Three Months Ended September 30,			Nine Months Ended September 30,

	2002 (a)		2001 (a)	2002 (a)		2001 (a)

Sales	$173,282,000		$175,500,000	$501,736,000		$568,413,000

Loss from continuing operations	(4,522,000	)(b)	(10,460,000)	(19,437,000	)(b)	(8,075,000)
Per Share
Basic	(0.14)		(0.31)	(0.59)		(0.25)
Diluted	(0.14)		(0.31)	(0.59)		(0.25)

Earnings (loss) from discontinued operations	18,981,000	(c)	(7,903,000)	(10,299,000	)(c)	(5,689,000)
Per Share
Basic	0.57		(0.24)	(0.30)		(0.17)
Diluted	0.57		(0.24)	(0.30)		(0.17)

Net earnings (loss)	14,459,000		(18,363,000)	(29,736,000)		(13,764,000)
Per Share
Basic	0.43		(0.55)	(0.89)		(0.42)
Diluted	0.43		(0.55)	(0.89)		(0.42)

Common Shares
Weighted average outstanding for basic EPS	33,508,000		33,200,000	33,464,000		33,203,000
Weighted average outstanding for diluted EPS	33,508,000		33,200,000	33,464,000		33,203,000
Outstanding at quarter end	33,743,000		33,375,000	33,743,000		33,375,000

(a)	Reflects the presentation of Widia, Werkö, Valenite, Grinding Wheels and Round Tools as discontinued operations.
(b)	In 2002, includes after-tax restructuring costs of $ 1.1 million, or $.03 per share, in the third quarter and $ 6.2 million, or $ .18 per share, for the year-to-date period. In 2001, includes after-tax restructuring costs of $ 3.2 million, or $ .09 per share, in the third quarter and for the year-to-date period.
(c)	Includes a third quarter gain on the sale of Valenite of $ 29.4 million, or $ .88 per share, and a second quarter loss on the sale of Widia of $ 15.3 million, or $ .46 per share.

Consolidated Earnings Milacron Inc. and Subsidiaries
Third Quarter 2002

(In millions, except per-share data)	Three Months Ended September 30,		Nine Months Ended September 30,

	2002 (a)	2001 (a)	2002 (a)	2001 (a)

Sales	$173.3	$175.5	$501.7	$568.4
Cost of products sold	141.7	149.1	413.4	463.8
Cost of products sold related to restructuring	—	2.5	—	2.5

Manufacturing margins	31.6	23.9	88.3	102.1

Percent of sales	18.2%	13.6%	17.6%	18.0%

Other costs and expenses
Selling and administrative	31.0	32.2	90.8	97.7
Restructuring costs (b)	1.9	2.8	9.8	2.8
Other expense (income) - net (c)	1.2	3.1	(0.1)	7.6

Total other costs and expenses	34.1	38.1	100.5	108.1

Percent of sales	19.7%	21.7%	20.0%	19.0%

Operating loss	(2.5)	(14.2)	(12.2)	(6.0)
Percent of sales	-1.4%	-8.1%	-2.4%	-1.1%

Interest expense - net of interest income	(6.5)	(5.9)	(18.2)	(16.3)

Loss from continuing operations before income taxes and minority shareholders' interests	(9.0)	(20.1)	(30.4)	(22.3)
Benefit for income taxes	(4.7)	(9.8)	(11.6)	(14.7)

Loss from continuing operations before minority shareholders' interests	(4.3)	(10.3)	(18.8)	(7.6)
Minority shareholders' interests	0.2	0.2	0.6	0.4

Loss from continuing operations	(4.5)	(10.5)	(19.4)	(8.0)
Discontinued operations-net of income taxes
Loss from operations	(10.4)	(7.9)	(24.4)	(5.8)
Gain on sale of Valenite	29.4	—	29.4	—
Loss on sale of Widia and Werkö	—	—	(15.3)	—

Total discontinued operations	19.0	(7.9)	(10.3)	(5.8)

Net earnings (loss)	$14.5	$(18.4)	$(29.7)	$(13.8)

Earnings (loss) per common share
Basic
Continuing operations	$(0.14)	$(0.31)	$(0.59)	$(0.25)
Discontinued operations	0.57	(0.24)	(0.30)	(0.17)

Net earnings (loss)	$0.43	$(0.55)	$(0.89)	$(0.42)

Diluted
Continuing operations	$(0.14)	$(0.31)	$(0.59)	$(0.25)
Discontinued operations	0.57	(0.24)	(0.30)	(0.17)

Net earnings (loss)	$0.43	$(0.55)	$(0.89)	$(0.42)

(a)	Reflects the presentation of Widia, Werkö, Valenite, Grinding Wheels and Round Tools as discontinued operations.
(b)	In 2001 and 2002, represents additional restructuring costs related to initiatives announced in the second half of 2001 to consolidate manufacturing operations and reduce costs. In 2002, also includes costs related to additional initiatives to further reduce operating and administrative costs.
(c)	In 2001, includes goodwill amortization expense of $2.7 million ($1.9 million after tax or $.06 per share) for the third quarter and $8.1 million ($5.8 million after tax or $.18 per share) for the year to date.

Note: This statement is unaudited and subject to year-end adjustments.

Consolidated Balance Sheets Milacron Inc. and Subsidiaries
Third Quarter 2002

(In millions)	September 30, 2002 (a)	September 30, 2001

Assets
Cash and cash equivalents	$114.2	$52.9
Notes and accounts receivable-net	95.5	91.3
Inventories	151.9	222.0
Other current assets	49.5	48.7
Assets of discontinued operations	76.4	470.0

Total Current Assets	487.5	884.9
Property, plant and equipment-net	148.7	173.5
Goodwill	365.7	352.5
Other noncurrent assets	114.9	91.5

Total Assets	$1,116.8	$1,502.4

Liabilities and Shareholders' Equity
Borrowings under lines of credit and long-term debt due within one year	$46.9	$99.4
Trade accounts payable and advance billings and deposits	80.7	78.6
Accrued and other current liabilities	151.7	94.1
Liabilities of discontinued operations	9.5	167.1

Total Current Liabilities	288.8	439.2
Long-term accrued liabilities	154.0	136.3
Long-term debt	249.3	470.5
Shareholders' equity	424.7	456.4

Total Liabilities and Shareholders' Equity	$1,116.8	$1,502.4

(a)	Reflects the presentation of Widia, Werkö, Valenite, Grinding Wheels and Round Tools as discontinued operations.

Note: This statement is unaudited and subject to year-end adjustments.

Consolidated Cash Flows Milacron Inc. and Subsidiaries

(In millions)	Three Months Ended September 30,		Nine Months Ended September 30,

	2002 (a)	2001(a)	2002 (a)	2001(a)

Increase (decrease) in cash and cash equivalents Operating activities cash flows
Net earnings (loss)	$14.5	$(18.4)	$(29.7)	$(13.8)
Loss from discontinued operations	10.4	7.9	24.4	5.8
Gain on sale of Valenite	(29.4)	—	(29.4)	—
Loss on sale of Widia and Werkö	—	—	15.3	—
Depreciation and amortization	6.1	8.8	17.4	26.5
Restructuring costs	1.9	5.3	9.8	5.3
Working capital changes
Notes and accounts receivable	(6.3)	12.8	(0.9)	39.5
Inventories	6.3	16.3	28.8	2.8
Other current assets	2.5	0.5	3.0	0.3
Trade accounts payable and other current liabilities	11.3	(23.1)	1.9	(97.3)
Deferred income taxes and other-net	(14.8)	(0.2)	(18.3)	(1.8)

Net cash provided (used) by operating activities	2.5	9.9	22.3	(32.7)

Investing activities cash flows
Capital expenditures	(0.8)	(2.7)	(3.6)	(11.4)
Divestitures	308.8	—	308.8	—
Acquisitions and other-net	1.7	0.2	5.4	(24.2)

Net cash provided (used) by investing activities	309.7	(2.5)	310.6	(35.6)

Financing activities cash flows
Dividends paid	(0.4)	(4.1)	(1.2)	(12.2)
Issuance of long-term debt	—	—	11.5	5.4
Repayments of long-term debt	(0.2)	(0.1)	(0.7)	(4.1)
Increase (decrease) in bank borrowings	(266.5)	16.8	(311.2)	106.0
Net purchase of treasury and other common shares	—	—	0.4	(3.6)

Net cash provided (used) by financing activities	(267.1)	12.6	(301.2)	91.5

Effect of exchange rate fluctuations on cash and cash equivalents	(0.3)	0.9	1.4	0.1
Cash flows related to discontinued operations	(5.9)	4.8	(9.0)	(4.2)

Increase in cash and cash equivalents	38.9	25.7	24.1	19.1

Cash and cash equivalents at beginning of period	75.3	27.2	90.1	33.8

Cash and cash equivalents at end of period	$114.2	$52.9	$114.2	$52.9

(a) Reflects the presentation of Widia, Werkö, Valenite, Grinding Wheels, and Round Tools as discontinued operations.

Note: This statement is unaudited and subject to year-end adjustments.

Segment and Supplemental Information Milacron Inc. and Subsidiaries
Third Quarter 2002

(In millions)	Three Months Ended September 30,		Nine Months Ended September 30,

	2002 (a)	2001(a)	2002 (a)	2001(a)

Plastics Technologies
Sales	$148.6	$151.4	$430.4	$497.1
Operating cash flow (b)	6.2	(1.4)	17.2	24.2
Segment earnings (loss) (c)	0.6	(9.5)	1.4	0.3
Percent of sales	0.4%	-6.3%	0.3%	0.1%
New Orders	153.9	150.6	445.7	476.6

Industrial Fluids
Sales	$24.7	$24.1	$71.3	$71.3
Operating cash flow (b)	3.8	6.0	11.6	15.1
Segment earnings (c)	3.4	5.5	10.5	13.1
Percent of sales	13.8%	22.8%	14.7%	18.4%
New Orders	24.6	24.1	71.3	71.3

Total Continuing Operations
Sales	$173.3	$175.5	$501.7	$568.4
Operating cash flow (b)	5.5	(0.1)	14.9	25.8
Segment earnings (loss) (c)	4.0	(4.0)	11.9	13.4
Restructuring costs (d)	(1.9)	(5.3)	(9.8)	(5.3)
Corporate expenses	(3.6)	(3.9)	(11.5)	(12.7)
Other unallocated expenses (e)	(1.0)	(1.0)	(2.8)	(1.4)

Operating loss	(2.5)	(14.2)	(12.2)	(6.0)
Percent of sales	-1.4%	-8.1%	-2.4%	-1.1%
New Orders	178.5	174.7	517.0	547.9
Ending backlog	80.5	79.4	80.5	79.4

(a)	Reflects the presentation of Widia, Werkö, Valenite, Grinding Wheels, and Round Tools as discontinued operations.
(b)	Represents EBITDA (earnings before interest, income taxes, depreciation and amortization).
(c)	In 2001, includes goodwill amortization expense of $2.7 million ($1.9 million after tax or $.06 per share) for the third quarter and $8.1 million ($5.8 million after tax or $.18 per share) for the year to date.
(d)	In 2001 and 2002, represents additional restructuring costs related to initiatives announced in the second half of 2001 to consolidate manufacturing operations and reduce costs. In 2002, also includes costs related to additional initiatives to further reduce operating and administrative costs.
(e)	Other unallocated expenses include financing costs related to the sale of accounts receivable and in 2001, a second quarter gain of $2.6 million ($1.6 million after tax, or $ .05 per share) from the sale of surplus land.

Note: These amounts are unaudited and subject to year-end adjustments.

Historical Information Operating results reflecting Widia, Werkö, Valenite, Grinding Wheels and Round Tools as discontinued operations

(In millions, except per-share data)
	2000	2001					2002

		Qtr 1	Qtr 2	Qtr 3	Qtr 4	Year	Qtr 1	Qtr 2	Qtr 3	Year to Date

Sales	$974.5	$201.2	$191.7	$175.5	$186.8	$755.2	$158.5	$169.9	$173.3	$501.7
Cost of products sold	742.4	157.2	157.5	149.1	159.9	623.7	133.2	138.5	141.7	413.4
Cost of products sold related to restructure	—	—	—	2.5	0.6	3.1	—	—	—	—

Total cost of products sold	742.4	157.2	157.5	151.6	160.5	626.8	133.2	138.5	141.7	413.4

Manufacturing margins	232.1	44.0	34.2	23.9	26.3	128.4	25.3	31.4	31.6	88.3
Other costs and expenses
Selling and administrative	134.6	32.9	32.6	32.2	31.9	129.6	28.8	31.0	31.0	90.8
Restructuring costs	1.4	—	—	2.8	11.6	14.4	5.0	2.9	1.9	9.8
Other - net	6.6	2.6	1.9	3.1	4.7	12.3	(3.7)	2.4	1.2	(0.1)

Total other costs and expenses	142.6	35.5	34.5	38.1	48.2	156.3	30.1	36.3	34.1	100.5

Operating earnings (loss)	89.5	8.5	(0.3)	(14.2)	(21.9)	(27.9)	(4.8)	(4.9)	(2.5)	(12.2)
Interest expense - net of interest income	(20.9)	(5.0)	(5.4)	(5.9)	(6.2)	(22.5)	(5.6)	(6.1)	(6.5)	(18.2)

Earnings (loss) from continuing operations before income taxes and minority shareholders' interests	68.6	3.5	(5.7)	(20.1)	(28.1)	(50.4)	(10.4)	(11.0)	(9.0)	(30.4)
Provision (benefit) from income taxes	19.4	1.5	(6.4)	(9.8)	(7.6)	(22.3)	(3.6)	(3.3)	(4.7)	(11.6)

Earnings (loss) from continuing operations before minority shareholders' interests	49.2	2.0	0.7	(10.3)	(20.5)	(28.1)	(6.8)	(7.7)	(4.3)	(18.8)
Minority shareholders' interests	0.4	0.1	0.1	0.2	0.2	0.6	0.2	0.2	0.2	0.6

Earnings (loss) from continuing operations	48.8	1.9	0.6	(10.5)	(20.7)	(28.7)	(7.0)	(7.9)	(4.5)	(19.4)
Discontinued operations-net of income taxes
Earnings (loss) from operations	23.5	1.6	0.5	(7.9)	(1.2)	(7.0)	(6.1)	(7.9)	(10.4)	(24.4)
Gain on sale of Valenite	—	—	—	—	—	—	—	—	29.4	29.4
Loss on sale of Widia and Werkö	—	—	—	—	—	—	—	(15.3)	—	(15.3)

Total discontinued operations	23.5	1.6	0.5	(7.9)	(1.2)	(7.0)	(6.1)	(23.2)	19.0	(10.3)

Net earnings (loss)	$72.3	$3.5	$1.1	$(18.4)	$(21.9)	$(35.7)	$(13.1)	$(31.1)	$14.5	$(29.7)

Earnings (loss) per common share Basic and diluted (a)
Continuing operations	$1.38	$0.05	$0.01	$(0.31)	$(0.62)	$(0.87)	$(0.21)	$(0.24)	$(0.14)	$(0.59)
Discontinued operations	0.68	0.05	0.02	(0.24)	(0.04)	(0.21)	(0.18)	(0.69)	0.57	(0.30)

Net earnings (loss)	$2.06	$0.10	$0.03	$(0.55)	$(0.66)	$(1.08)	$(0.39)	$(0.93)	$0.43	$(0.89)

Segment Information:
Plastics Technologies
Sales	$873.8	$177.2	$168.5	$151.4	$165.3	$662.4	$136.0	$145.8	$148.6	$430.4
Operating cash flow (EBITDA)	127.8	17.2	8.4	(1.4)	(2.4)	21.8	6.2	4.8	6.2	17.2
Segment earnings (EBIT)	97.0	9.4	0.4	(9.5)	(10.2)	(9.9)	1.1	(0.3)	0.6	1.4
Industrial Fluids
Sales	$100.7	$24.0	$23.2	$24.1	$21.5	$92.8	$22.5	$24.1	$24.7	$71.3
Operating cash flow (EBITDA)	21.5	5.2	3.9	6.0	5.5	20.6	4.2	3.6	3.8	11.6
Segment earnings (EBIT)	17.5	4.5	3.1	5.5	5.0	18.1	3.8	3.3	3.4	10.5

(a) For all periods presented, basic and diluted earnings per share are identical.

The forward-looking statements above by their nature involve risks and uncertainties that could significantly impact operations, markets, products and expected results. For further information please refer to the Cautionary Statement included in the company's most recent Form 10-Q on file with the Securities and Exchange Commission.